     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 4, 1997

                                                    REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933
                            ------------------------

                              PHARMACYCLICS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

            DELAWARE                          2834                         94-3148201
(STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER)        IDENTIFICATION NUMBER)

                            ------------------------

                             995 EAST ARQUES AVENUE
                          SUNNYVALE, CALIFORNIA 94086
                                 (408) 774-0330

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                            RICHARD A. MILLER, M.D.
                            CHIEF EXECUTIVE OFFICER
                              PHARMACYCLICS, INC.
                             995 EAST ARQUES AVENUE
                          SUNNYVALE, CALIFORNIA 94086
                                 (408) 774-0330

  (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                          CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:
                           J. STEPHAN DOLEZALEK, ESQ.
                        BROBECK, PHLEGER & HARRISON LLP
                     TWO EMBARCADERO PLACE, 2200 GENG ROAD
                          PALO ALTO, CALIFORNIA 94303
                                 (415) 424-0160
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

======================================================================================================
                                                 PROPOSED MAXIMUM
     TITLE OF EACH CLASS            AMOUNT           OFFERING      PROPOSED MAXIMUM       AMOUNT
        OF SECURITIES                TO BE           PRICE PER         AGGREGATE      OF REGISTRATION
       TO BE REGISTERED           REGISTERED         SHARE(1)      OFFERING PRICE(1)        FEE
------------------------------------------------------------------------------------------------------
Common stock, $0.0001 par
  value per share.............     1,442,468         $19.0625       $27,497,046.25        $8,333
======================================================================================================

(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) based on the average of the high and low prices of the Registrant's Common Stock as reported on the Nasdaq National Market on February 25, 1997.
                            ------------------------

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS (SUBJECT TO COMPLETION)
Dated March 4, 1997

                                1,442,468 SHARES

                                     [LOGO]

                              PHARMACYCLICS, INC.

                                  COMMON STOCK
                            ------------------------

     This Prospectus relates to the public offering which is not being underwritten, of 1,442,468 shares (the "Shares") of Common Stock, par value $0.0001 per share (the "Common Stock") of Pharmacyclics, Inc. (the "Company"). All of the Shares may be offered by certain stockholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Stockholders"). The Shares were issued to the Selling Stockholders in private placements by the Company. See "Recent Developments." The Shares have been issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided by Section 4(2) thereof. The Shares are being registered by the Company pursuant to registration rights granted to the Selling Stockholders.

     The Shares may be offered by the Selling Stockholders from time to time in transactions on the Nasdaq National Market, in privately negotiated transactions, or by a combination of such methods of sale, at such fixed prices as may be negotiated from time to time, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "Plan of Distribution."

     The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. The Company has agreed to bear certain expenses in connection with the registration and sale of the Shares being offered by the Selling Stockholders. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act.

     The Common Stock of the Company is traded on the Nasdaq National Market tier of the Nasdaq Stock Market under the symbol "PCYC." On February 28, 1997, the last sale price for the Common Stock as reported by Nasdaq was $19.75 per share.
                            ------------------------

     The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" herein for a description of agreements by the Company to indemnify the Selling Stockholders against certain liabilities.
                            ------------------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                         SEE "RISK FACTORS" ON PAGE 5.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------

                 THE DATE OF THIS PROSPECTUS IS MARCH   , 1997

     No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, any Selling Stockholders or by any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the shares of Common Stock offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy any of the shares offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any date subsequent to the date hereof.

                             AVAILABLE INFORMATION

     This Prospectus, which constitutes a part of a Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), omits certain of the information set forth in the Registration Statement. Reference is hereby made to the Registration Statement and to the exhibits thereto for further information with respect to the Company and the securities offered hereby. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the Commission described below.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facility maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621. The Commission maintains a website that contains reports, proxy statements and information statements and other information regarding registrants that file electronically with the Commission. The address of such web site is http://www.sec.gov. Copies of such material can be obtained in person from the Public Reference Section of the Commission at its principal office located at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company's Common Stock is quoted on the Nasdaq National Market. Reports, proxy statements and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents or portions of documents filed by the Company (File No. 0-27066) with the Commission are incorporated herein by reference: (a) Annual Report on Form 10-K for the fiscal year ended June 30, 1996; (b) Quarterly Report on Form 10-Q for the quarter ended September 30, 1996; (c) Quarterly Report on Form 10-Q for the quarter ended December 31, 1996; (d) Definitive Proxy Statement dated November 11, 1996, filed in connection with the Company's 1996 Annual Meeting of Stockholders; and (e) the description of the Company's Common Stock which is contained in its Registration Statement on Form 8-A filed under the Exchange Act on October 20, 1995, including any amendment or reports filed for the purpose of updating such description.

     All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered a copy of any or all of such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Written or oral requests for copies should be directed to Investor Relations, Pharmacyclics, Inc., at the Company's executive offices located at 995 East Arques Avenue, Sunnyvale, California 94086, (408) 774-0330.
                            ------------------------

     GADOLITE(R) is a registered U.S. trademark of the Company and the Company's stylized logo is a trademark of the Company. Other trademarks used herein are the property of their respective owners.
                            ------------------------

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial data incorporated by reference in this Prospectus. This Prospectus contains, in addition to historical information, forward looking statements that involve risks and uncertainties. Investors should carefully consider the information set forth under the heading "Risk Factors."

                                  THE COMPANY

     Pharmacyclics, Inc. is developing patented pharmaceutical products designed to improve radiation and chemotherapy of cancer, enable or improve the photodynamic therapy of certain cancers and atherosclerotic cardiovascular disease, and enhance certain diagnostic imaging techniques. These products address significant market opportunities and are intended to enhance existing medical procedures and improve the ability of physicians to treat or manage life threatening and serious conditions. Such products are derived primarily from Pharmacyclics' core technology in designing and synthesizing small, ring-shaped molecules called expanded porphyrins, which bind metals in a way that allows the resulting molecules to capture and focus energy to perform specific therapeutic and diagnostic functions.

     The Company's proprietary expanded porphyrins ("texaphyrins") localize in cancer cells and atherosclerotic plaque where they can be exposed to forms of energy that activate the molecules to eliminate diseased tissue. The physical and chemical characteristics of the texaphyrin molecules are determined by the type of metal inserted into the ring and the form of energy applied to activate the molecule. For example, texaphyrins can be synthesized to focus and transform X-ray, chemical or light energy into other forms of energy capable of producing localized destruction of diseased tissue. This forms the basis for the use of texaphyrins as radiation sensitizers, chemosensitizers and photosensitizers.

     Gadolinium-texaphyrin ("Gd-Tex") is being developed for use as a radiation sensitizer and chemosensitizer and lutetium-texaphyrin ("Lu-Tex") is being developed as a photosensitizing agent for use in photodynamic therapy of cancer and atherosclerosis. Gd-Tex has completed Phase I testing and is now in multicenter Phase I/II clinical testing as a radiation sensitizer to improve the efficacy and safety of radiation therapy of certain cancers. Gd-Tex also is being developed to potentiate the activity of certain cancer chemotherapy drugs. Lu-Tex has completed a multicenter Phase I clinical test to evaluate its safety and efficacy in the treatment of certain invasive cancers which are accessible to illumination by externally applied light. Based on the Company's unique metal binding technology, it has developed GADOLITE(R) Oral Suspension product ("GADOLITE") for use as an oral contrast agent in patients undergoing magnetic resonance imaging ("MRI") of the abdomen and pelvis. In September 1995, the Company submitted a New Drug Application ("NDA") with the U.S. Food and Drug Administration ("FDA") for GADOLITE. In December 1996, the Company received an "approvable" letter from the FDA which letter included a series of issues which must first be addressed by the Company. The Company is in the process of addressing the issues which it believes must be resolved before GADOLITE can be successfully manufactured and marketed. In December 1996 the Company received authorization from the Medicines Control Agency ("MCA") to market GADOLITE in the United Kingdom, although the Company does not expect to initiate sales of GADOLITE in the U.K. until it has resolved certain issues with the FDA.

     The target markets for the Company's Gd-Tex product under development include cancer patients receiving radiation therapy or cytotoxic chemotherapy. Over seven million people in the U.S. today have been diagnosed with cancer. Of the approximately 1.3 million newly diagnosed cancer patients each year in the U.S., an estimated 50% are treated with radiation therapy as part of their disease management, and more than 350,000 patients per year receive cytotoxic chemotherapy. The target markets for the Company's Lu-Tex product under development for photodynamic therapy include both patients with cancer and patients with atherosclerosis. Photodynamic therapy is an emerging cancer treatment in which a photosensitizing drug is injected into the patient and light energy is applied to activate the therapeutic effects of the drug. Atherosclerosis, a progressive and degenerative vascular disease, is currently treated though surgery and other techniques, such as atherectomy and angioplasty procedures, aimed at removing or relieving the plaque buildup in blood vessels. Such procedures are currently performed on over 400,000 patients per year in the U.S.

     The Company's strategy is to apply its core biometallic chemistry and expanded porphyrin technology to develop a diverse product portfolio. Pharmacyclics is leveraging its core technology and products by establishing relationships with third parties intended to augment its research and development activities and to provide manufacturing capacity and sales and marketing capabilities. To date, the Company has retained worldwide marketing rights for its therapeutic products. The Company also dedicates significant resources to build and protect its intellectual property rights in the U.S. and abroad. In the United States, the Company owns or has exclusive rights to 35 issued patents, 11 allowed patent applications and 37 pending patent applications covering various aspects of its core technology and products under development. Outside the United States, the Company is the owner or exclusive licensee of five counterpart patents, and 48 pending patent applications.

RECENT DEVELOPMENTS

     Private Placements. On November 11, 1996, the Company completed an $8.12 million private placement with one of the Selling Stockholders, before offering costs, of 580,000 shares of the Company's Common Stock. On February 21, 1997, the Company completed a $16,430,015 private placement with the remaining Selling Stockholders, before offering costs, of 862,468 shares of the Company's Common Stock. The Shares were issued to the Selling Stockholders pursuant to the exemption from the registration requirements of the Securities Act provided by
Section 4(2) thereof. The Shares were placed directly by the Company without the use of a placement agent. The Company granted S-3 registration rights to the Selling Stockholders covering the resale of the Shares. The Shares are being registered by the Company on a Registration Statement on Form S-3, of which this Prospectus forms a part, pursuant to which all of the Shares may be offered from time to time by the Selling Stockholders.

                                  RISK FACTORS

     In addition to other information in this Prospectus, prospective investors should consider carefully the following factors in evaluating the Company and its business before purchasing any of the Common Stock offered hereby. This Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed in this section as well as those discussed elsewhere in this Prospectus.

NO ASSURANCE OF SUCCESSFUL PRODUCT DEVELOPMENT AND EXTENSIVE GOVERNMENT
REGULATION

     To achieve profitable operations on a continuing basis, the Company must successfully research, develop, test, obtain regulatory approval for, manufacture, introduce, market and distribute its products. The time frame necessary to achieve these goals for any individual product is long and uncertain. Most of the products currently under development by the Company will require significant additional research and development, preclinical and clinical testing and regulatory approval prior to commercialization. Additionally, any product the Company succeeds in developing and for which it gains regulatory approval must then compete for market acceptance and market share. There can be no assurance that the Company's products will prove to be effective or that physicians, patients, or clinical or hospital laboratories will accept the Company's products as readily as other forms of diagnosis and treatment or as readily as other newly developed therapeutic products and diagnostic imaging techniques. There can be no assurance that the Company's research and development efforts will be successful or that any given product will be safe or effective, capable of being manufactured economically in commercial quantities, developed in a timely fashion or successfully marketed.

     The manufacturing and marketing of the Company's products and its research and development activities are subject to extensive regulation for safety, efficacy and quality by numerous government authorities in the U.S. and other countries. Clinical trials, manufacturing and marketing of products are subject to the rigorous testing and approval process of the FDA and equivalent foreign regulatory authorities. As a result, clinical trials and regulatory approval can take a number of years to accomplish and require the expenditure of substantial resources. To date, the Company has only received regulatory approval for the commercial sale of GADOLITE in the United Kingdom. There can be no assurance that requisite FDA approvals or those of foreign regulatory authorities will be obtained on a timely basis, if at all, or that any approvals granted will cover the clinical indications for which the Company may seek approval. The manufacture and marketing of drugs are subject to continuing FDA and foreign regulatory review and later discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions, including withdrawal of the product from the market. Failure to obtain or maintain requisite governmental approvals, failure to obtain approvals of the clinically intended uses or the identification of adverse side effects of the Company's products under development could delay or preclude the Company from further developing a particular product or from marketing its products, or could limit the commercial use of its products, which would have a material adverse effect on the Company's business, financial condition and results of operations.

UNCERTAINTIES ASSOCIATED WITH CLINICAL TRIALS

     Pharmacyclics has conducted and plans to continue to undertake extensive and costly clinical testing to assess the safety and efficacy of its potential products. The rate of completion of the Company's clinical trials is dependent upon, among other factors, the rate of patient enrollment. Patient enrollment is a function of many factors, including the nature of the Company's clinical trial protocols, existence of competing protocols, size of the patient population, proximity of patients to clinical sites and eligibility criteria for the study. Delays in patient enrollment will result in increased costs and delays, which could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the FDA may suspend clinical trials at any time if it concludes that the subjects or patients participating in such trials are being exposed to unacceptable health risks. Success in preclinical or early stage clinical trials does not assure success in later stage clinical trials. Data obtained from preclinical and clinical activities are susceptible to varying interpretations which could delay, limit or prevent regulatory approval. Further, there can be no assurance that clinical testing will show any current or future product candidate to be safe and effective for use in humans.

NO ASSURANCE OF PRODUCT APPROVAL

     To date, the Company has approval to market only one of its products that being in the United Kingdom. No other products have been approved for sale in the U.S. or any other international markets. Satisfaction of regulatory requirements of the FDA, or similar requirements by foreign regulatory agencies, typically takes several years, and the time needed to satisfy them may vary substantially based upon the type, complexity and novelty of the pharmaceutical product. There can be no assurance that the FDA or any other regulatory agency will grant approval for any products being developed by the Company on a timely basis, if at all. The Company submitted an NDA for GADOLITE in September 1995. In December 1996 the Company received an "approvable" letter from the FDA which letter included a series of issues which must first be addressed by the Company. The Company is in the process of addressing the issues which it believes must be resolved before GADOLITE can be successfully manufactured and marketed. Although the process for regulatory approval in Western Europe is similar to that in the United States, there are numerous and sometimes unique risks associated with the approval of an MAA. There can be no assurance that such authorization will be granted in other member states under the European Union's mutual recognition procedure.

     Delay in obtaining or failure to obtain regulatory approvals would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the policies of the FDA and foreign regulatory bodies may change, and additional regulations may be promulgated which could prevent or delay regulatory approval of the Company's potential products. Even if regulatory approval of a product is granted, such approval may impose limitations on the indicated uses for which a product may be marketed. Further, later discovery of previously unknown problems with a product may result in restrictions on the product, including withdrawal of the product from the market.

     In addition to the drug approval requirements applicable to the Company's Lu-Tex product for photosensitization of certain cancers and atherosclerosis, the Company will also need to obtain the approval of the FDA and other foreign regulatory authorities for the laser, light emitting diode ("LED") or associated light delivery devices used in such treatments. Such device approval requires additional regulatory submissions both by the Company and by the manufacturers of such devices that must include clinical data obtained from the use of such light delivery devices with Lu-Tex for photodynamic therapy, and may result in additional delays or difficulties in obtaining approval for the use of Lu-Tex as a photosensitizer. Such light delivery device manufacturers currently are under no obligation to the Company to file or pursue such applications.

HISTORY OF OPERATING LOSSES; UNCERTAINTY OF FUTURE PROFITABILITY

     The Company is a development stage company and has incurred operating losses since its inception in 1991 and, as of December 31, 1996, had an accumulated deficit of approximately $33.4 million. The Company anticipates that such operating losses will continue over the next several years, as it continues to incur increasing costs of research and development, clinical and manufacturing activities. To date, the Company has not generated revenue from the commercial sale of its products and does not expect to receive any such revenue until the latter half of calendar year 1997 at the earliest. All revenues to date have resulted from license and milestone payments and funding from a government research grant.

LIMITED MANUFACTURING AND MARKETING EXPERIENCE

     The Company must manufacture its products in commercial quantities either directly or through third parties, in compliance with regulatory requirements and at an acceptable cost. Except for texaphyrins bulk drug substance, which are the subject of a manufacturing and supply agreement with Hoechst Celanese Corp. ("HCC"), and GADOLITE, which is the subject of a manufacturing and supply agreement with Glaxo Wellcome ("Glaxo"), the Company does not have access to the manufacturing capacity necessary to provide clinical and commercial quantities of the Company's products. Access to such manufacturing capacity is necessary for the Company to conduct clinical trials, obtain regulatory approval and commercialize its products. See "Risk Factors -- Reliance as Third Party Relationships." The Company is engaged in preliminary discussions with a number of manufacturers of parenteral products regarding process development and validation, filling, labeling and packaging of the finished dosage form of Gd-Tex and Lu-Tex. A failure to successfully complete such agreement would, if the Company could not locate alternate manufacturing capabilities, have a material adverse impact on the Company's business, financial condition and results of operations. Prior to any regulatory approval of the Company's other products under development, the Company intends to negotiate supply agreements with manufacturers who will have the ability to manufacture, fill, label and package such materials prior to commercial introduction of such products. There are, however, a limited number of contract manufacturers that operate under current federal and state Good Manufacturing Practices ("GMP") regulations and are capable of manufacturing the Company's products. Accordingly, there can be no assurance that the Company will be able to enter into supply agreements on commercially acceptable terms or with manufacturers who will be able to deliver supplies in appropriate quantity and quality to develop and commercialize its products. Any interruption of supply of its products could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company also has entered into a sales and distribution agreement with E-Z-EM, Inc. ("E-Z-EM"), a leading distributor worldwide of oral contrast agents, for North American and European sales, marketing and distribution of GADOLITE. The Company plans to enter into similar agreements to market GADOLITE in Asia. To date, however, no such arrangement has been established, and there can be no assurance that any such agreement will be entered into. To the extent that the Company determines not to, or is unable to, enter into marketing agreements or to arrange for third party distribution of its other products or to the extent that the agreement with E-Z-EM is terminated without a replacement agreement, significant additional resources will be required to develop a sales force. There can be no assurance that the Company will be able to establish such a sales force or enter into such marketing or distribution agreements. In addition, the Company currently has no arrangement for the sale and distribution of any of its other products under development.

     The Company has no expertise in the development of light sources and associated light delivery devices required for the Company's Lu-Tex photosensitizer program. Successful development, manufacturing, approval and distribution of the Company's photosensitization products will require third party arrangements for the required light sources, associated light delivery devices and other equipment. The Company currently obtains lasers from Coherent, Inc. ("Coherent") and LEDs from Quantum Devices, Inc. ("Quantum") on a purchase order basis, and such entities are under no obligation to continue to deliver light devices on an ongoing basis. Failure to maintain such relationships may require the Company to develop additional sources which may require additional regulatory approvals and could delay commercialization of the Company's Lu-Tex products under development. There can be no assurance that the Company will be able to establish or maintain relationships with other sources on a commercially reasonable basis, if at all, or that such devices will receive regulatory approval for use in photodynamic therapy.

RELIANCE ON THIRD PARTY RELATIONSHIPS

     The Company has no manufacturing facilities for commercial production of its products under development, nor does the Company have experience in sales, marketing or distribution. The Company's strategy for commercialization of some of its products requires entering into various arrangements with corporate and other collaborators to conduct clinical trials and to manufacture, distribute and market its products. To the extent the Company relies on such third party manufacturing sources it is dependent upon their successfully implementing approvable manufacturing processes. Any failure to implement such manufacturing processes will have a material adverse impact on the Company. There can be no assurance that such parties will perform their obligations as expected or that the Company's reliance on others for the clinical development, manufacturing, distribution and marketing of its products will not result in unforeseen problems. The Company does not have the ability to conduct these development activities in house. If one or more of these relationships were terminated or the organizations did not perform up to expectations, the clinical development of the Company's product candidates would likely be delayed and could be substantially impaired depending on the availability and quality of substitute development capabilities.

RAPID TECHNOLOGICAL CHANGE AND SUBSTANTIAL COMPETITION

     The pharmaceutical industry is subject to rapid and substantial technological change. Technological competition in the industry from pharmaceutical and biotechnology companies, universities, governmental entities and others diversifying into the field is intense and is expected to increase. Many of these entities have significantly greater research and development capabilities than the Company, as well as substantially more marketing, manufacturing, financial and managerial resources, and represent significant competition for the Company. Acquisitions of, or investments in, competing pharmaceutical companies by large collaborating partners could increase such competitors' financial, marketing, manufacturing and other resources. There can be no assurance that developments by others will not render the Company's products or technologies noncompetitive or obsolete, or that the Company will be able to keep pace with technological developments or other market factors. Competitors have developed or are in the process of developing technologies that are, or in the future may be, the basis for competitive products. Some of these products may have an entirely different approach or means of accomplishing similar diagnostic, imaging and/or therapeutic effects than products being developed by the Company. The Company is aware that one of its competitors in the market for photodynamic therapy drugs has received marketing approval for certain indications in the U.S., and other countries for Photofrin(R). There can be no assurance that the Company's competitors will not develop products that are safer, more effective and less costly than the products developed by the Company and, therefore, present a serious competitive threat to the Company's product offerings.

     Further, the medical indications for which the Company is developing its therapeutic products also can be treated, in the case of cancer, by surgery, radiation and chemotherapy, and in the case of atherosclerosis, by surgery (e.g., bypass), angioplasty, atherectomy, the use of stents and drug therapy. These treatments are widely accepted in the medical community and have a long history of use. In addition, technological advances with other therapies for cancer and atherosclerosis could make such other therapies more efficacious or cost-effective than Lu-Tex and could render the Company's technology noncompetitive or obsolete. Also, there can be no assurance that physicians will use either Gd-Tex as a radiation sensitizer or chemosensitizer in the case of cancer or Lu-Tex as a photosensitizer in the case of cancer or atherosclerosis to replace or supplement established treatments for such diseases or that the therapeutic products the Company is developing will become competitive with current or future treatments. Further, some companies developing photodynamic therapy products are developing specialized light delivery devices for such products, which when integrated with their product offering may afford them a competitive advantage relative to the Company's strategy of sourcing such devices from third parties.

     The markets for MRI contrast agents are highly competitive. Other oral MRI contrast agents have been or are about to receive FDA approval. Although the Company believes GADOLITE may offer advantages over competing oral MRI contrast agents, there can be no assurance that there will be greater acceptance of GADOLITE over other contrast agents.

REQUIREMENTS FOR ADDITIONAL FINANCING AND ACCESS TO CAPITAL MARKETS

     The Company has expended and will continue to expend substantial funds to complete the research, development and clinical testing of its products. The Company will require additional funds for these purposes, to establish additional clinical and commercial-scale manufacturing arrangements and to provide for the marketing and distribution of its products. The Company believes that its cash, cash equivalents and short-term investments, amounts available under a capital lease agreement and the proceeds from recent private placements will be adequate to satisfy its capital needs through mid-calendar 1999. However, the actual amount of the Company's capital requirements will depend on many factors, including the status of the development of products, the time and costs involved in conducting clinical trials, obtaining regulatory approvals, and filing, prosecuting and enforcing patent claims; competing technological and market developments; and the ability of the Company to market and distribute its products and establish new collaborative and licensing arrangements. The Company will attempt to raise any necessary additional funds through equity or debt financings, collaborative arrangements with corporate partners or from other sources. No assurance can be given that such additional funds will be available on acceptable terms, if at all. If adequate funds are not available from operations or additional sources of financing, the Company's business, financial condition and results of operations, will be materially and adversely affected.

DEPENDENCE UPON QUALIFIED AND KEY PERSONNEL

     The Company's ability to maintain its competitive position depends on its ability to attract and retain qualified management and scientific personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be able to continue to attract or retain such persons. The loss of key personnel or the failure to recruit additional personnel or to develop needed expertise could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company relies on consultants and advisors to assist in formulating its research and development strategy. All of the Company's consultants and advisors are employed by entities other than the Company and may have commitments to or consulting or advisory contracts with other entities that may affect their ability to contribute to the Company.

UNCERTAINTIES REGARDING PATENTS AND PROPRIETARY RIGHTS

     The Company's success depends in part on its ability to obtain patent protection for its products and preserve its trade secrets. In the U.S., the Company owns or has exclusive rights to 35 issued patents, 11 allowed, and 37 pending patent applications. Outside the U.S., the Company is the owner or exclusive licensee of five counterpart patents, and 48 pending counterpart patent applications. There can be no assurance that the Company's patent applications will result in additional patents being issued or that issued patents will afford protection against competitors with similar technology, nor can there be any assurance that any patents issued to the Company will not be infringed by or designed around by others. Even issued patents may later be modified or revoked by the U.S. Patent and Trademark Office in proceedings instituted by third parties or otherwise found to be invalid or unenforceable. Moreover, the Company believes that obtaining foreign patents may be more difficult than obtaining domestic patents because of differences in patent laws, and believes the protection provided by foreign patents, if obtained, may be weaker than that provided by domestic patents.

     Although the Company has conducted searches for patents issued to other companies, research or academic institutions or others, no assurance can be given that such patents do not exist, have not been filed or could not be filed or issued which contain claims relating to the Company's technology, products or processes. Because of the number of patents issued and patent applications filed relating to biometallic and expanded porphyrin chemistries, Pharmacyclics believes there is a significant risk that current and potential competitors and other third parties have filed or in the future will file applications for, or have received or in the future will receive, patents and will obtain additional proprietary rights relating to materials or processes used or proposed to be used by the Company. If such patents have been or become issued, the holders of such patents may bring claims against the Company for infringement which may have a material adverse effect on the Company's business, financial condition and results of operations. As a result, the Company may be required to obtain licenses from others to develop, manufacture or market its products. There can be no assurance that the Company will be able to obtain any such licenses on commercially reasonable terms, if at all.

     The Company is aware of a number of U.S. patents that relate to MRI contrast agents including several that are owned by or licensed to Schering AG. Schering AG has sent communications to the Company suggesting that GADOLITE may infringe certain of such Schering AG patents. The Company has obtained advice of special patent counsel that the technologies employed by the Company for its imaging products under development do not infringe the claims of such Schering AG patents. A determination of the infringement of any such patents could have a material adverse effect on the Company's business. There can be no assurance that Schering AG will not seek to assert such patent rights against the Company, which would result in significant legal costs and require substantial management resources. The Company is aware that Schering AG has asserted such rights against at least one other company in the contrast agent imaging market and that a number of companies have entered into licensing arrangements with Schering AG with respect to one or more such patents. There can be no assurance that the Company would be able to obtain a license from Schering AG, if required, on commercially reasonable terms, if at all.

     The Company also relies on trade secrets and proprietary know-how that it seeks to protect, in part, by confidentiality agreements with its employees, consultants, suppliers and licensees. No assurance can be given that others will not independently develop substantially equivalent proprietary information and techniques, that others will not otherwise gain access to the Company's proprietary technology, or disclose such technology, or that the Company can meaningfully protect its rights in such unpatented proprietary technology.

UNCERTAINTIES REGARDING THIRD PARTY REIMBURSEMENT AND HEALTH CARE REFORM

     The future revenues and profitability of pharmaceutical and related companies as well as the availability of capital to such companies may be affected by the continuing efforts of government and third party payors to contain or reduce costs of health care through various means. For example, in certain foreign markets pricing or profitability of prescription pharmaceuticals is subject to government control. In the U.S., given recent federal and state government initiatives directed at lowering the total cost of health care, it is likely that the U.S. Congress and state legislatures will continue to focus on health care reform and the cost of prescription pharmaceuticals and on the reform of the Medicare and Medicaid systems. While the Company cannot predict whether any such legislative or regulatory proposals will be adopted, the announcement or adoption of such proposals could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company's ability to commercialize its products successfully will depend in part on the extent to which appropriate reimbursement levels for the cost of such products and related treatment are obtained by governmental authorities, private health insurers and other organizations, such as health maintenance organizations ("HMOs"). Third party payors are increasingly challenging the prices charged for medical products and services. Also, the trend toward managed health care in the U.S. and the concurrent growth of organizations such as HMOs, which could control or significantly influence the purchase of health care services and products, as well as legislative proposals to reform health care or reduce government insurance programs, may all result in lower prices for the Company's products. The cost containment measures that health care payors and providers are instituting and the effect of any health care reform could materially adversely affect the Company's ability to operate profitably.

PRODUCT LIABILITY EXPOSURE

     The testing, manufacturing, marketing and sale of the products under development by the Company entail an inherent risk that product liability claims will be asserted against the Company. Although the Company is insured against such risks up to a $5 million annual aggregate limit in connection with human clinical trials and commercial sales of its products under development, there can be no assurance that the Company's present product liability insurance is adequate. A successful product liability claim in excess of the Company's insurance coverage could have a material adverse effect on the Company's business, financial condition and results of operations and may prevent the Company from obtaining adequate product liability insurance in the future on commercially reasonable terms. In addition, there can be no assurance that product liability coverage will continue to be available in sufficient amounts or at an acceptable cost. An inability to obtain sufficient insurance coverage at an acceptable cost or otherwise protect against potential product liability claims could prevent or inhibit the commercialization of pharmaceutical products developed by the Company. A product liability claim or recall would have a material adverse effect on the Company's business, financial condition and results of operations.

ENVIRONMENTAL REGULATION

     In connection with its research and development activities and its manufacturing materials and products, the Company is subject to federal, state and local laws, rules, regulations and policies governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of certain materials, biological specimens and wastes. Although the Company believes that it has complied with these laws, regulations and policies in all material respects and has not been required to take any significant action to correct any material noncompliance, there can be no assurance that the Company will not be required to incur significant costs to comply with environmental and health and safety regulations in the future. The Company's research and development involves the controlled use of hazardous materials, including but not limited to certain hazardous chemicals and radioactive materials. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company.

CONTROL BY EXISTING STOCKHOLDERS

     As of December 31, 1996, the Company's officers, directors and principal stockholders, and certain of their affiliates beneficially owned approximately 50% of the Company's outstanding Common Stock. Such concentration of ownership may have the effect of delaying or preventing a change in control of the Company. Additionally, these stockholders will have significant influence over major corporate transactions as well as the election of directors of the Company and control over board decisions.

VOLATILITY OF STOCK PRICE; NO DIVIDENDS

     The market prices for securities of pharmaceutical and biotechnology companies (including the Company) have historically been highly volatile, and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. Future announcements concerning the Company, its competitors or other pharmaceutical and biotechnology companies including the results of testing and clinical trials, technological innovations or new therapeutic products, governmental regulation, developments in patent or other proprietary rights, litigation or public concern as to the safety of products developed by the Company or others and general market conditions may have a significant effect on the market price of the Common Stock. The Company has not paid any cash dividends on its Common Stock and does not anticipate paying any dividends in the foreseeable future.

SHARES ELIGIBLE FOR FUTURE SALE

     As of February 28, 1997, 10,030,426 shares of the Company's Common Stock were outstanding. Virtually all of these outstanding shares currently are available for resale without restriction. In addition, as of February 28, 1997, there were outstanding options to purchase a total of approximately 1,148,500 shares of the Company's Common Stock under the stock option plans of the Company. Sale of substantial amounts of such shares in the public market or the prospect of such sales could adversely affect the market price of the Company's Common Stock.

                                    BUSINESS

     Pharmacyclics is developing patented pharmaceutical products designed to improve radiation and chemotherapy of cancer, enable or improve the photodynamic therapy of certain cancers and atherosclerotic cardiovascular disease, and enhance certain diagnostic imaging techniques. These products address significant market opportunities and are intended to enhance existing medical procedures and improve the ability of physicians to treat or manage life threatening and serious conditions. Such products are derived primarily from Pharmacyclics' core technology in designing and synthesizing small molecules called expanded porphyrins, which bind metals in a way that allows the resulting molecule to capture and focus energy to perform specific therapeutic and diagnostic functions.

     The Company's proprietary expanded porphyrins, called "texaphyrins," are small, ring-shaped molecules that localize in cancer cells and atherosclerotic plaque where they can be exposed to forms of energy that activate the molecules to eliminate diseased tissue. The physical and chemical characteristics of the texaphyrin molecules are determined by the type of metal inserted into the ring and the form of energy applied to activate the molecule. For example, texaphyrins can be synthesized to focus and transform X-ray, chemical or light energy into other forms of energy capable of producing localized destruction of diseased tissue. This forms the basis for the use of texaphyrins as radiation sensitizers, chemosensitizers and photosensitizers. One such molecule, gadolinium texaphyrin ("Gd-Tex") is being developed for use as a radiation sensitizer and chemosensitizer and lutetium texaphyrin ("Lu-Tex") is being developed as a photosensitizing agent for use in photodynamic therapy. Gd-Tex has completed Phase I testing and is now in a multicenter Phase I/II clinical trial as a radiation sensitizer to improve the efficacy and safety of radiation therapy of certain cancers. Gd-Tex also is being developed to potentiate the activity of certain cancer chemotherapy drugs. Lu-Tex has completed a multicenter Phase I clinical testing to evaluate its safety and efficacy in the treatment of certain invasive cancers which are accessible to illumination by externally applied light. A Phase II study is expected to start during the fourth fiscal quarter. Based on the Company's unique metal binding expertise, it has developed GADOLITE(R) Oral Suspension ("GADOLITE") for use as an oral contrast agent in patients undergoing Magnetic Resonance Imaging ("MRI") of the abdomen or pelvis. In September 1995, the Company submitted a New Drug Application ("NDA") with the Food and Drug Administration ("FDA") for GADOLITE. In December 1996, the Company received an "approvable" letter from the FDA which letter included a series of issues which must first be addressed by the Company. The Company is in the process of addressing the issues which it believes must be resolved before GADOLITE can be successfully manufactured and marketed. In December 1996 the Company received authorization from the Medicines Control Agency ("MCA") to market GADOLITE in the United Kingdom although the Company does not expect to initiate sales of GADOLITE in the U.K. until it has resolved certain issues with the FDA.

     The Company's strategy is to apply its core biometallic chemistry and expanded porphyrin technology to develop a diverse product portfolio. Pharmacyclics is leveraging its core technology and products by establishing relationships with third parties intended to augment its research and development activities and to provide manufacturing capacity and sales and marketing capabilities. To date, the Company has retained worldwide marketing rights for its therapeutic products. The Company also dedicates significant resources to build and protect its intellectual property rights in the U.S. and abroad.

ACHIEVEMENTS

     -- Completed Phase I clinical trial with Gd-Tex radiosensitizer.

     -- Initiated Multicenter Phase I/II clinical trial with Gd-Tex radiosensitizer for brain metastases.

     -- Completed Phase I clinical trial for Lu-Tex photosensitizer for cancer treatment using photodynamic therapy.

     -- Received MAA approval to market GADOLITE MRI contrast agent in the United Kingdom.

     -- Finalized worldwide commercial supply agreement with Hoechst Celanese
        Corporation ("HCC") for texaphyrin bulk drug substance.

     -- Completed two private placements raising approximately $25 million.

MARKET OVERVIEW

  Cancer

     Cancers result from the uncontrolled proliferation of cells that invade adjacent normal tissues and organs and interfere with their function. In some cases, cancer cells become dislodged from their primary site and spread, or metastasize, to other anatomic sites. Cancers can arise in almost any location in the body. In the U.S., there are approximately 1.3 million new cases of cancer per year and the incidence of cancer is increasing. Over seven million people in the U.S. today have been diagnosed with cancer, resulting in estimated annual direct and indirect medical costs of over $50 billion associated with the management of cancer. Selection of appropriate therapy depends on careful assessment of the size, location and existence of metastases of the tumor using diagnostic imaging procedures such as computerized tomography ("CT") and MRI, which may be further enhanced by the use of contrast agents.

     Once the extent of disease has been determined, cancer therapy typically includes some combination of surgery, radiation therapy or chemotherapy. Unfortunately, many tumors are not controlled with surgery because of their size, location or presence of metastases. In these cases, radiation therapy or chemotherapy are frequently used. Radiation therapy is applied by physicians specializing in radiation oncology. There are approximately 3,000 such physicians based in 1,300 radiation treatment centers in the U.S. Chemotherapy is usually prescribed by physicians who specialize in medical oncology and there are about 6,000 such specialists in the U.S.

     Chemotherapy and radiation therapy destroy both healthy and diseased cells and cause serious side effects because their cytotoxic effects are not adequately selective. Substantial research in cancer treatment has been directed toward improving the efficacy of existing therapy while reducing toxicity, in addition to searching for new treatment approaches.

     Radiation Therapy for Cancer. Radiation therapy is administered to the anatomic site where the tumor is located, known as the treatment field, while adjacent normal tissues are shielded to minimize radiation toxicity, and is usually given several times per week over a period of two to six weeks. Irradiation of tissues generates free radicals and electrons (highly reactive and short-lived molecules and particles) that attack intracellular molecules such as DNA and lead to cell death. Treatment planning and definition of the treatment field is highly dependent on imaging procedures which are required to determine the location and size of the tumor and its relationship to adjacent normal tissues.

     Of the over one million newly-diagnosed cancer patients each year in the U.S., an estimated 50% will be treated with radiation therapy as part of their initial disease management. This includes patients with cancers of the lung, breast, prostate, head and neck region and other anatomic sites. In addition, approximately 150,000 patients with persistent or recurrent disease also will receive radiation therapy. In total, approximately 700,000 patients receive radiation therapy for cancer each year in the U.S. Depending on the complexity and duration of treatment, a course of radiation therapy for cancer can cost between $10,000 and $25,000. While there currently are no approved radiation sensitizers, certain chemotherapy agents are frequently used off-label to increase the effectiveness of radiation therapy. However, the use of chemotherapy agents as radiation sensitizers is typically limited by lack of tumor localization and by systemic toxicity. Optimally, a radiation sensitizer should be safe, simple to administer to the patient and potentiate the effect of radiation at the tumor site and not the adjacent normal tissue.

     Chemotherapy of Cancer. In the U.S., over 350,000 patients per year receive cytotoxic chemotherapy for treatment of many types of cancer. The effectiveness of chemotherapy agents usually is limited by their serious or life threatening side effects. These side effects often include nausea and vomiting, suppression of white blood cell and platelet counts, renal toxicity, pulmonary toxicity, neurotoxicity and cardiac toxicity. Chemotherapy drugs distribute throughout the body in normal tissues as well as in the tumor. The cytotoxic effects to normal tissues is dose-limiting for most of these drugs, resulting in a very narrow therapeutic margin. Many recent advances in medical oncology have resulted from the discovery of drugs that ameliorate the side effects of chemotherapy agents, such as anti-emetics and blood cell growth factors which allow for use of higher doses of chemotherapy. Chemosensitizers are drugs which potentiate the anti-tumor activity of cancer chemotherapy agents. Although certain chemosensitizers have been tested experimentally, no such agents are yet approved. Ideally, a chemosensitizer should be safe, simple to administer to the patient and potentiate the activity of the cytotoxic chemotherapy agent in the tumor but not in any normal tissues or organs, thereby increasing the therapeutic margin.

     Photodynamic Therapy for Cancer. Photodynamic therapy, also known as photochemotherapy, is an emerging cancer treatment based on the combined effects of visible light and a photosensitizing drug. Photosensitizers are activated by exposure to light of a specific wavelength. In this procedure, a photosensitizing agent which accumulates in tumors is injected into the patient. The tumor site is then illuminated with visible light of a particular energy and wavelength that is absorbed by the photosensitizer, creating excited state oxygen molecules in those tissues in which the drug has localized. These molecules are highly reactive with cellular components and cause tumor cell death. Recently, the first photosensitizing agent was approved by the FDA for treatment of obstructing cancers of the esophagus.

     To date, photodynamic therapy has been restricted to treatment of superficial or small lesions because existing photosensitizers have been unable to absorb light of a wavelength capable of penetrating deeply into tissues. Other limitations of photosensitizers have included unfavorable biolocalization, prolonged retention in the body, skin phototoxicity and insolubility in water, complicating intravenous administration. In addition, some tumors, including malignant melanoma, contain pigments which have not allowed adequate penetration of light for photodynamic therapy.

     Optimally, a photosensitizer should accumulate selectively in tumors and be capable of activation with a wavelength of light that is able to penetrate through tissue, blood and darkly pigmented skin, in order to treat larger or more deeply situated tumors. Ideally the treatment should be accomplished in a single outpatient visit. Other important features include safety, lack of skin phototoxicity and simple administration of the agent to the patient.

  Atherosclerosis

     Atherosclerosis is a progressive and degenerative vascular disease in which cholesterol and other fatty materials are deposited in the walls of blood vessels, forming a build-up known as plaque. The accumulation of plaque narrows the interior of the blood vessels, thereby reducing blood flow. Atherosclerosis in the coronary arteries can lead to heart attack and death. In peripheral vessels, atherosclerosis can lead to decreased mobility, loss of function and other complications such as strokes. Current treatments for atherosclerosis include surgery and other techniques aimed at removing or relieving the plaque. Procedures utilizing intravascular devices to mechanically remove or compress the obstructing lesion include atherectomy and angioplasty, often with stent placement, and are currently performed on over 400,000 patients per year in the U.S. These procedures require the use of anticoagulant drugs and, although the use of stents has reduced the incidence of restenosis, generally have been limited to localized sections of the diseased vessel.

     The optimal interventional treatment for atherosclerosis should effectively eliminate atherosclerotic plaque without the need for anticoagulant drugs or stent placement. Since atherosclerosis is a diffuse disease, therapies which can be used over long segments of the affected vessel offer significant advantages over treatments limited to short segments of the vessel.

     Photodynamic Angioplasty. Photodynamic therapy to eliminate atherosclerotic plaque involves administration of a photosensitizing agent which accumulates in the plaque. The diseased site is then exposed to light delivered by a catheter containing an optical fiber. This approach may eliminate cholesterol plaque without damage to the blood vessel lining thereby potentially eliminating the need for anticoagulants and reducing the frequency of restenosis. The Company believes that the use of photodynamic therapy for atherosclerosis previously has been limited by the inability of photosensitizers to absorb light that is capable of penetrating through blood. The ideal photosensitizer should localize in atherosclerotic plaque and be readily activated by light capable of penetrating through blood to reach the drug.

  Diagnostic Imaging Agents

     The worldwide market for imaging agents exceeded $3 billion in 1993, approximately $250 million of which was associated with MRI. Improved contrast agents may provide an opportunity to expand the medical indications for MRI. In 1993, approximately 3,300 MRI scanners were used in health care centers in the U.S., and approximately seven million procedures were performed.

     Since the most common cancers originate and spread within the chest, abdomen or pelvis, the greatest need for additional MRI contrast agents is for imaging of these areas. These sites are generally difficult to image because of the close juxtaposition of many overlapping organs. The tortuous pathway and unpredictable position of the stomach, small intestine and large intestine, in addition to their being fluid-filled, often makes it difficult to distinguish such organs from cancers, abscesses or other inflammatory processes in an MRI scan. Thus, the development of oral MRI contrast agents capable of definitively marking the gastrointestinal tract could improve the diagnostic quality of scans of the abdomen and pelvis. Just as oral X-ray contrast agents currently are used in nearly all CT scans of the abdomen and pelvis, the Company believes that, as they become available, oral MRI contrast agents will be increasingly used in MRI scans of the abdomen and pelvis. Improvements in diagnostic certainty resulting from image enhancement may reduce the need for repeat scanning of patients or other diagnostic tests, and, by permitting faster scanning and increased patient throughput, reduce the cost of an MRI scan.

  Other Markets

     The Company is also evaluating Lu-Tex for photodynamic therapy of age related macular degeneration, an eye disease affecting the retina that is a leading cause of blindness in the U.S. The Company has also prepared and tested topical formulations of Lu-Tex for various applications in dermatology. Both of these applications are currently being studied in animal models.

PHARMACYCLICS' BUSINESS STRATEGY

     Pharmacyclics' products are designed to address significant market opportunities in the treatment of certain cancers and atherosclerosis, and in diagnostic imaging. The key elements of the Company's business strategy include:

     DEVELOPING THERAPEUTIC PRODUCTS THAT ADDRESS LARGE MARKETS FOR THE TREATMENT OF CANCER AND ATHEROSCLEROSIS.

     The Company's therapeutic products under development are designed to improve radiation therapy, chemotherapy and photodynamic therapy for the treatment of certain cancers and atherosclerosis. The Company's initial therapeutic product focus has been on treatments for life threatening cancers, where the Company believes its products may offer measurable improvements in patient outcomes. This strategy is intended to reduce the time required to achieve regulatory approval, and achieve both substantial market penetration and favorable pricing of these products.

     APPLYING CORE BIOMETALLIC CHEMISTRY AND EXPANDED PORPHYRIN TECHNOLOGY TO DEVELOP A DIVERSE PRODUCT PORTFOLIO.

     Each of the Company's products under development incorporates one of a series of metals within a proprietary expanded porphyrin or a zeolite structure. The texaphyrins selectively localize in the body and are capable of harnessing forms of energy used in a variety of medical applications. The Company has leveraged its expertise and proprietary position in biometallic chemistry and expanded porphyrin technology to develop a diverse product portfolio. Using a series of different metals which may be incorporated into texaphyrins to enable the molecule to capture and focus different types of energy, the Company has created several product opportunities based on similar chemical synthesis, manufacturing and product development activities.

     DESIGNING PRODUCTS THAT ENHANCE EXISTING MEDICAL PROCEDURES AND ARE SIMPLE AND PRACTICAL TO USE.

     The Company's products under development are designed to improve the ability of physicians to treat or manage life threatening or serious conditions. These products are designed to enhance existing procedures and should result in accelerated product adoption. For example, the Gd-Tex radiation sensitizer and chemosensitizer each are designed to be used in conjunction with standard radiation therapy and chemotherapy procedures; the Lu-Tex photosensitizer for cancer therapy is designed to be given by rapid intravenous infusion, and tumors can be exposed to light within a few hours, permitting treatment in a single outpatient visit; and GADOLITE is intended to improve the diagnostic capabilities of existing abdominal and pelvic MRI procedures.

     LEVERAGING ITS CORE TECHNOLOGY THROUGH COLLABORATIVE RELATIONSHIPS.

     The Company is leveraging its proprietary core technology through collaborative relationships that strengthen its basic research capabilities and provide manufacturing and marketing capacity, enabling the Company to focus on the development of new products addressing substantial markets in the areas of therapeutics for cancer and atherosclerosis. Consistent with this strategy, the Company is building a series of relationships with third parties to augment its research and development activities and to provide manufacturing, sales and marketing capabilities. The Company has utilized a Sponsored Research Agreement with The University of Texas at Austin for continued research and development of its expanded porphyrin technology. For its GADOLITE product, the Company has entered into a manufacturing and supply agreement with Glaxo and a sales and distribution agreement with E-Z-EM. For production of its texaphyrin bulk drug substance, the Company has entered into a definitive process development and supply agreement with HCC, a manufacturer of chemicals and pharmaceutical intermediates. The Company to date has retained worldwide marketing rights for its therapeutic products.

     EXPANDING AND PROTECTING PROPRIETARY TECHNOLOGY AND PRODUCTS.

     Since its inception, the Company has dedicated significant resources to protect its intellectual property. In the U.S., the Company owns or has exclusive rights to 35 issued patents, 11 allowed patent applications and 37 pending patent applications covering various aspects of its core technology and products under development. Outside the U.S., the Company is the owner or exclusive licensee of five corresponding patents, and 48 pending counterpart patent applications. The Company intends to continue to protect its intellectual property through additional patent filings.

PHARMACYCLICS' TECHNOLOGY

     The Company's products under development are derived from its expertise in biometallic chemistry and expanded porphyrins, such as the proprietary texaphyrin molecules developed by the Company and its academic collaborators. In nature, porphyrins, such as heme or chlorophyll, bind metals, transport ions and transform energy. In living organisms, porphyrins primarily localize to tissues or organs responsible for energy production, metabolism or transport functions. Based on their ability to capture and focus medically useful forms of energy, Pharmacyclics and its collaborators have designed and synthesized porphyrins, small, ring-shaped molecules, to perform specific functions in a number of medical applications. The expanded porphyrins being developed by the Company consist primarily of its proprietary texaphyrin molecules. For example, texaphyrins can be synthesized to focus and transform X-ray, chemical or light energy into other forms of energy capable of producing localized destruction of diseased tissue. This forms the basis for the use of texaphyrins as radiation sensitizers, chemosensitizers and photosensitizers. Texaphyrins can also be used with radiofrequency energy to produce an enhanced MRI signal.

     In contrast to naturally occurring porphyrins, synthetic texaphyrins have a larger central binding ring, which makes possible the stable binding of a variety of lanthanide metals such as gadolinium, lutetium, europium and dysprosium. The physical and chemical characteristics and product application of the texaphyrin molecules are determined by the type of metal inserted into the ring and the form of energy applied to activate the molecule.

     Metal ions act as natural catalysts for a number of biochemical processes. The binding of metal ions by texaphyrins is unique in that the metal is held near or within the plane of the molecule. This type of binding allows the metal to interact freely with adjacent molecules while still being retained within the texaphyrin structure. As a result of this metal binding configuration, texaphyrins can be engineered to capture and focus a variety of energy forms including capture of high energy chemical species, such as free radicals.

     As is the case for naturally occurring porphyrins, texaphyrins accumulate in those areas of the body where substantial energy usage or metabolism occurs, such as in cancer cells and the cholesterol of atherosclerotic plaque. This selectivity for particular cell types provides the basis for the Company's treatment approaches for certain cancers and atherosclerosis. Once localized, these small molecules can be excited with the appropriate energy form to activate their therapeutic effects.

PRODUCTS UNDER DEVELOPMENT

     Pharmacyclics is pursuing the development of products based on its core technology in biometallic chemistry and the ability of its proprietary texaphyrin molecules to capture and focus medically useful forms of energy. By taking advantage of the Company's unique metal binding technology and the texaphyrin molecule, Pharmacyclics has developed the following product candidates:

    PRODUCT                INDICATION                    STATUS(1)               COLLABORATORS
----------------  -----------------------------  -------------------------  ------------------------
 CANCER THERAPY
     Gd-Tex         Radiation sensitizer for       Phase I/II for brain         Marketing rights
                     radiation therapy of a             metastases                retained(2)
                       variety of cancers
     Gd-Tex            Chemosensitizer for              Preclinical             Marketing rights
                  chemotherapy of a variety of                                    retained(2)
                             cancers
     Lu-Tex            Photosensitizer for               Completed              Marketing rights
                    photodynamic therapy of a       Multicenter Phase 1           retained(2)
                       variety of cancers
ATHEROSCLEROSIS
    THERAPY
     Lu-Tex            Photosensitizer for              Preclinical             Marketing rights
                     photodynamic therapy of                                      retained(2)
                         atherosclerosis
   DIAGNOSTIC
    IMAGING
    GADOLITE       Oral MRI contrast agent for   FDA "Approvable" letter;   E-Z-EM, Inc. holds North
                       abdomen and pelvis          UK marketing approval      American & European
                                                                            marketing rights; Glaxo
                                                                              holds manufacturing
                                                                                     rights

(1) "Phase I" means initial human studies designed to establish the safety, dose tolerance and sometimes pharmacokinetics of a compound. "Phase I/II" means initial human studies designed to establish the safety, dose tolerance and, sometimes, pharmacokinetics of a compound and are, in contrast to Phase I studies, performed with patients with the targeted disease. "Phase II" means human studies designed to establish safety, optimal dosage and preliminary activity of a compound. "Phase III" means human studies designed to lead to accumulation of data sufficient to support an NDA, including data as to efficacy.

(2) The Company has entered into a process development and supply agreement with HCC for the clinical and commercial supply of its texaphyrin bulk drug substance. There can be no assurance that the Company will not in the future enter into licensing agreements with third parties for the marketing of its products under development.

  Cancer Therapy

     GD-TEX FOR RADIATION SENSITIZATION OF CANCER

     Radiation therapy is based upon the sensitivity of cancer cells exposed to relatively high dosages of externally applied radiation. Generally, however, such radiation has toxic effects on healthy tissues surrounding the tumor because the energy is not adequately targeted. Radiation sensitizers are agents that increase the cytotoxic effects of radiation. The Company's preclinical studies indicate that texaphyrins can increase the effect of radiation therapy by absorbing free electrons which are generated during irradiation of tissues. Free electron absorption by Gd-Tex results in formation of relatively long-lived texaphyrin and other free radicals capable of destroying intracellular DNA molecules. In addition to these physicochemical properties of Gd-Tex, its propensity to localize selectively in cancer cells confers additional advantages as a radiation sensitizer since this effect is localized to the tumor. Gd-Tex uptake in tumors occurs within minutes and persists for hours. Preclinical studies also indicate that Gd-Tex enhances radiation-induced killing of various human and animal cancer cells. Animals receiving Gd-Tex in conjunction with radiation therapy had enhanced tumor response and survival rates as compared to the control group receiving equivalent dosages of radiation therapy alone. Preclinical studies further indicate that Gd-Tex increases the effect of radiation therapy at the tumor site but does not increase radiation damage to normal tissues. Another possible advantage of the Gd-Tex molecule is that its unique properties allow it to be visualized with MRI. Because radiation therapy requires the use of imaging procedures to accurately define the treatment field, use of Gd-Tex may allow more precise imaging of the tumor and improve radiation treatment planning.

     The Company initially intends to seek approval of Gd-Tex for brain metastases. Brain metastases occur in nearly 14% of all cancer patients and are typically treated with radiation therapy. Radiation therapy for treatment of brain metastases is performed on approximately 150,000 patients per year in the U.S. The Company believes that Gd-Tex could be used in many other tumor types and clinical situations requiring radiation therapy.

     Clinical Status. The Company has completed Phase I testing of Gd-Tex in patients with advanced cancer receiving radiation therapy in a study designed to determine the maximally tolerated dose ("MTD"). Forty-one patients were treated on this protocol and reversible renal toxicity was observed at 25 umol/kg, a dose significantly exceeding that which is expected to produce a radiation sensitization effect. Biolocalization of Gd-Tex in lung cancer, breast cancer, and sarcomas has been confirmed. The Company is conducting a multicenter Phase I/II clinical trial to evaluate the safety and efficacy of Gd-Tex in cancer patients receiving radiation therapy for treatment of brain metastases at several leading academic medical centers in the U.S. and Europe. In this study, an intravenous dose of Gd-Tex is administered prior to each radiation treatment.

     GD-TEX FOR CHEMOSENSITIZATION OF CANCER

     The Company is conducting preclinical studies regarding the use of Gd-Tex as a chemosensitizer for use in conjunction with certain cytotoxic chemotherapy agents. Cytotoxic chemotherapy destroys cancer cells by interfering with their metabolism, protein synthesis or cell division. Generally, however, the damaging effects of cancer chemotherapy agents are not restricted to the tumor. Because these agents are not tissue selective, cancer chemotherapy agents produce serious or life-threatening side effects which compromise quality of life and increase the cost of management of patients with cancer. Preclinical studies conducted by the Company and its collaborators indicate that Gd-Tex increases the activity of certain chemotherapy agents in tumors. This effect is believed to be related to Gd-Tex's ability to capture cytotoxic free radicals produced by certain chemotherapy agents, such as doxorubicin and bleomycin. Gd-Tex's selective uptake in tumors potentiates the activity of cancer chemotherapy agents in tumor cells but not in normal tissues, thereby increasing the therapeutic margin. In preclinical studies, animals receiving Gd-Tex and chemotherapy with either bleomycin or doxorubicin had enhanced tumor responses and survival rates as compared to control groups receiving equivalent doses of chemotherapy alone. In these studies, no enhancement of chemotherapy-related toxicity was noted.

     LU-TEX FOR PHOTODYNAMIC THERAPY OF CANCER

     Photodynamic therapy is a minimally invasive treatment modality in which a photosensitizing drug that localizes to diseased tissue is injected into the body and then activated with light. To date, photodynamic therapy has been restricted to the treatment of superficial or small lesions because existing photosensitizers have been unable to absorb light that is capable of penetrating deeply into tissues. Lu-Tex is activated by light of 720-760 nanometers, wavelengths that are optimal for penetrating through tissue, blood and skin pigmentation such as melanin. After absorbing light of this wavelength, Lu-Tex becomes activated to a higher energy state capable of generating cytotoxic singlet oxygen molecules. Preclinical studies conducted by the Company indicate that Lu-Tex localizes to a variety of cancers. Lu-Tex is a synthetic, well characterized molecule that is water soluble and, in animal and human clinical studies conducted by the Company, was relatively rapidly cleared from the body, reducing potential toxicity. Because of its relatively rapid clearance from normal tissue, it is possible to illuminate the tumors within a few hours of drug administration. This has the potential to simplify clinical use of the drug by permitting its administration in a single outpatient visit, a substantial improvement over current photodynamic therapies.

     The Company intends to seek initial approval for the use of Lu-Tex in photodynamic therapy for patients with invasive surface tumors (involving the skin or subcutaneous tissue) which are accessible to externally applied light. Such patients include those with chest wall recurrence of breast cancer, melanoma and other metastatic tumors to the skin or subcutaneous tissues, which diseases may affect over 50,000 patients per year in the U.S. Additional indications for the use of Lu-Tex include internal cancers such as cancer of the lung, breast, esophagus, colon, rectum, prostate, head and neck region and genitourinary tract, etc.

     Clinical Status. Lu-Tex was administered to 35 patients in the Company's completed Phase I trial in cancer patients with tumors which are accessible to externally applied light. In these studies, conducted at the University of Louisville James Brown Cancer Center, the University of Tennessee Thompson Cancer Center and Stanford University Medical Center, it has been possible to treat patients with a single rapid infusion of Lu-Tex followed within a few hours by illumination of the tumor with light in a single outpatient visit. To date, the Company has seen neither serious systemic toxicity nor any significant skin phototoxicity in this study that evaluated increasing doses of Lu-Tex in order to find an MTD. During treatment a number of patients in these studies experienced pain localized at the diseased site. In some patients, transient discomfort in the hands and face was experienced at high drug doses. Tumor responses have been observed in a variety of tumor types including breast cancer, renal cell cancer, basal cell cancer and importantly, malignant melanoma. Because Lu-Tex is activated by tissue-penetrating light, responses have been observed in large tumors and in lymph nodes involved with cancer located in the soft tissues beneath the skin. Responses have been seen in patients who were refractory to other treatment modalities. The responses observed in melanoma patients are of interest because other photosensitizers have failed to be effective in this tumor. Melanoma cells contain the pigment melanin, which, except for light of 720-760 nanometers, prevents light from penetrating into tissue where it can activate the photosensitizer. Furthermore, Lu-Tex's ability to be activated by light of these wavelengths also indicates that it would be possible to treat people with darkly pigmented skin.

  Atherosclerosis Therapy

     Lu-Tex for Photodynamic Angioplasty. Animal studies conducted by the Company and its collaborators have demonstrated that both Lu-Tex and Gd-Tex localize to atherosclerotic plaque. In the Company's Phase I clinical study with Gd-Tex, localization in atherosclerosis in human aortas has been confirmed using MRI. Based on these studies, the Company believes that Lu-Tex also should localize in human atherosclerotic plaque. Studies conducted by the Company also have indicated that following intravenous administration of Lu-Tex to animals, intravascular exposure of atherosclerotic plaque to 732 nanometer light delivered through a catheter resulted in elimination of the lesions without damage to the endothelium. The Company believes that these results suggest that photodynamic therapy with Lu-Tex has the potential to eliminate plaque without complications such as thrombosis and restenosis, which are associated with techniques such as angioplasty and atherectomy. These animal studies also have shown that photodynamic therapy of atherosclerosis with Lu-Tex could be used to treat diffuse atherosclerosis over long segments of blood vessels, which is not possible with other techniques. These results further confirm that Lu-Tex is activated by light that is capable of penetrating through blood, a shortcoming that has prevented the successful use of photosensitizers for cardiovascular applications.

  Other Photodynamic Therapy Applications

     The Company is evaluating Lu-Tex for photodynamic therapy of age related macular degeneration, a retinal eye disease that is a leading cause of blindness in the U.S. The Company has also prepared topical formulations of Lu-Tex for various applications in dermatology. Both of these applications are currently being studied in animal models.

  Diagnostic Imaging Agent

     GADOLITE. The Company's oral MRI contrast agent, GADOLITE, is based on a patented compound and is used for imaging the gastrointestinal tract in patients undergoing MRI procedures of the abdomen or the pelvis. GADOLITE contains gadolinium sodium aluminosilicate suspended in an aqueous, orange-flavored oral formulation designed to fill the bowel uniformly.

     Clinical Status. The Company's Phase I and II human clinical trials indicated that GADOLITE is well tolerated, safe and not absorbed from the human gastrointestinal tract. The Company has conducted two pivotal multicenter controlled Phase III studies in patients receiving MRI scans for known or suspected diseases of the abdomen or pelvis. A total of 284 patients received GADOLITE in these studies, which were completed in March 1995. The Company's analysis of data from these studies confirmed the safety, tolerability and lack of absorption of GADOLITE, and indicated that it significantly reduced diagnostic uncertainty when comparing MRI scans performed with GADOLITE to those without GADOLITE. The Company believes that these trials establish that GADOLITE improves the ability to distinguish the gastrointestinal tract from adjacent anatomic or pathologic structures and thereby assists in the detection or diagnosis of abnormalities in the abdomen or pelvis. The Company believes that by reducing diagnostic uncertainty, GADOLITE will lessen the need for repeated exams and other more invasive diagnostic tests, thereby reducing costs. In September 1995, the Company submitted an NDA with the U.S. FDA for GADOLITE. An "approvable" letter was received in December 1996 from the FDA. The letter cited a series of issues which are currently being addressed by the Company. In December 1996 the Company received authorization from the MCA to market GADOLITE in the United Kingdom although the Company does not expect to initiate sales of GADOLITE in the U.K. until it has resolved certain issues with the FDA.

COLLABORATIVE RELATIONSHIPS

     The Company has maintained a focus on its core technology in biometallic chemistry and expanded porphyrin molecules and has utilized relationships with third parties for research, process development, manufacturing, sales and marketing. In the photodynamic therapy field, the Company has used outside collaborations for development of light production and delivery devices for use in preclinical and clinical trials while focusing on development of its proprietary photosensitizing drug. The Company has established and intends to establish additional alliances with companies for late stage product development, manufacturing, sales, marketing and distribution of certain of its products. To date, the Company has retained worldwide marketing rights to its therapeutic products.

     The University of Texas Agreements. The Company collaborates with and sponsors research and development programs at a number of academic institutions, including The University of Texas ("UT") at Austin, in a group under the direction of Jonathan Sessler, Ph.D., Professor of Chemistry and the inventor of texaphyrins, to extend its research capabilities in the field of expanded porphyrin chemistry. The Company has entered into two license agreements with UT that grant the Company the worldwide, exclusive right to patents or patent applications that relate to or result from (i) research conducted by UT Austin on the use, development and syntheses of expanded porphyrin molecules, and (ii) research conducted by UT Dallas on the incorporation of paramagnetic metals into zeolites for use as MRI contrast agents. These agreements require the Company to pay royalties as a percentage of net sales to UT for products incorporating the licensed technology including each of the Company's current product candidates. In addition, the Company and UT have entered into sponsored research agreements which expand the products, inventions and discoveries developed by UT to which the Company's license rights apply.

     In connection with the UT license agreements, the Company also entered into a license agreement with Dr. Stuart W. Young, a co-inventor of GADOLITE, and now the Vice President, Medical Research of the Company, pursuant to which the Company has been granted an exclusive royalty-bearing license to manufacture, use and sell certain products that fall within the scope of the UT Dallas License Agreement.

     Hoechst Celanese Agreement. In October 1995, the Company entered into a memorandum of understanding and in September 1996 finalized a definitive agreement with HCC, a manufacturer of chemicals and pharmaceutical intermediates, for the process optimization, scale-up and clinical and worldwide commercial supply of texaphyrin drug substance. Under the terms of this agreement, HCC is obligated to supply drug substance for clinical and commercial use. There can be no assurance that HCC will deliver bulk-drug substance for Gd-Tex or Lu-Tex on a timely or commercially attractive basis to the Company.

     Photodynamic Therapy Light Production and Delivery Devices. The Company has collaborated with Coherent for the development of a laser that produces 732 nanometer light for use in photodynamic therapy studies. These lasers and light delivery devices have been purchased from Coherent and were used in the Phase I clinical studies. Coherent has participated with the Company in the filing of regulatory documents required for conducting the Company's Phase I clinical trials with this device. The Company has purchased from Quantum LED devices that are capable of producing the required wavelength of light for use in photodynamic therapy with Lu-Tex. The Company has used LED devices in preclinical animal studies and in Phase I clinical trials.

     Glaxo Wellcome Supply Agreement. The Company entered into a supply agreement with Glaxo under which Glaxo has agreed to manufacture clinical and commercial quantities of GADOLITE. Pursuant to the agreement, Glaxo has agreed to manufacture and the Company has agreed to purchase certain minimum annual quantities of GADOLITE. In addition, the Company is obligated to make certain payments upon Glaxo's achievement of certain process development, quality assurance and supply validation milestones. The agreement has a five year term and is subject to earlier termination in the event of breach or if the NDA for GADOLITE is not approved by the FDA on or prior to January 1, 1998 or if GADOLITE is otherwise not commercialized.

     E-Z-EM Marketing Sales and Distribution Arrangement. The Company has entered into an agreement with E-Z-EM, a leading manufacturer and distributor worldwide of oral contrast agents and other products for use in gastrointestinal radiology, for the exclusive marketing and sale of GADOLITE in North America and Europe. The Company and E-Z-EM will share equally in the operating profits from the sale of GADOLITE, and the Company also may receive premium payments based upon product sales if certain unit sales levels are achieved. During the term of the agreement, E-Z-EM is prohibited from distributing products that are directly competitive with GADOLITE, except for products which have been or currently are being developed by E-Z-EM that contain certain specified chemical compounds. The agreement may be terminated by E-Z-EM at any time with six months' notice.

     Cook, Incorporated Agreement. The Company has non-exclusively licensed to Cook, Incorporated, a leading provider of catheter products, its technology to produce MRI detectable materials for catheters. Under the terms of this agreement, the Company will receive royalties based on a percentage of net sales of products utilizing its proprietary technology. The Company intends to license this technology to other catheter and medical device companies.

PATENTS AND PROPRIETARY TECHNOLOGY

     The Company seeks to protect its proprietary position by, among other methods, continuing to file U.S. and foreign patent applications with respect to its technology that are important to the development of its business. The Company plans to aggressively prosecute and defend its patent applications, issued patents and proprietary information. The Company owns or has exclusive rights to 35 issued U.S. patents, many of which include composition of matter claims relating to a number of Pharmacyclics' compounds, 11 allowed patent applications and 37 pending patent applications. The Company is also the owner or the exclusive licensee of two counterpart patents issued in Australia, two counterpart patents issued in Europe, one counterpart patent issued in New Zealand and 48 pending counterpart patent applications in Europe, Japan and certain other countries. Many of these applications were filed through the Patent Cooperation Treaty and the European Patent Office and preserve for the Company the right to file applications in various countries. The existing issued U.S. patents expire between 2009 and 2014. All of the patents and patent applications not owned by the Company have been licensed to it pursuant to its agreements with UT or the agreement with Dr. Stuart W. Young.

     With respect to the individual areas of research and product development being carried out by the Company, the Company has three issued U.S. patents related to the GADOLITE product, and two issued and five pending foreign patents. There are eight composition-of-matter issued patents allowed and 11 pending applications in the U.S. related to the texaphyrin compounds, with four issued patents, and three pending applications directed to synthesis of texaphyrins. Five U.S. patents have issued, two applications have been allowed and one application is pending relating to photodynamic therapy using texaphyrins. The Company also has four issued U.S. patents allowed and one pending application relating to the use of texaphyrins as contrast agents in MRI, as well as one allowed and two pending applications related to the use of texaphyrins in radiation sensitization and eight applications (three of which have been allowed) related to the use of texaphyrins in other areas. Foreign applications corresponding to the texaphyrins and their uses also have been filed.

     Patent applications in the U.S. are maintained in secrecy until patents issue, and patent applications in foreign countries are maintained in secrecy for a period after filing. Publication of discoveries in the scientific or patent literature tend to lag behind actual discoveries and related patent applications, and the large number of patents and applications and the fluid state of the Company's development activities make comprehensive patent searches and analysis impractical or not cost-effective. Although the Company has conducted searches for patents issued to other companies, research or academic institutions or others, no assurance can be given that such patents do not exist, have not been filed or could not be filed or issued which contain claims relating to the Company's technology, products or processes. Because of the number of patents issued and patent applications filed relating to biometallic and expanded parphyrin chemistries, Pharmacyclics believes there is a significant risk that current and potential competitors and other third parties have filed or in the future will file applications for, or have received or in the future will receive, patents and will obtain additional proprietary rights relating to materials or processes used or proposed to be used by the Company. In the event that any relevant claims of third party patents are upheld as valid and enforceable, the Company could be prevented from practicing the subject matter claimed in such patents, or would be required to obtain licenses from the patent owners of each of such patents or to redesign its products or processes to avoid infringement. There can be no assurance that such licenses would be available or, if available, would be on terms acceptable to the Company or that the Company would be successful in any attempt to redesign its products or processes to avoid infringement. Litigation may be necessary to defend against claims of infringement, to enforce patents issued to the Company or to protect trade secrets and could result in substantial cost to, and diversion of effort by, the Company.

     The Company is aware of a number of U.S. patents that relate to MRI contrast agents including several that are owned by or licensed to Schering AG. Schering AG has sent communications to the Company suggesting that GADOLITE may infringe certain of such Schering AG patents. The Company has obtained advice of special patent counsel that the technologies employed by the Company for its imaging products under development do not infringe the claims of such Schering AG patents. A determination of the infringement of any such patents could have a material adverse effect on the Company's business. There can be no assurance that Schering AG will not seek to assert such patent rights against the Company, which would result in significant legal costs and require substantial management resources. The Company is aware that Schering AG has asserted such rights against at least one other company in the contrast agent imaging market and that a number of companies have entered into licensing arrangements with Schering AG with respect to one or more such patents. There can be no assurance that the Company would be able to obtain a license from Schering AG, if required, on commercially reasonable terms, if at all.

     The Company also relies upon trade secrets, technical know-how and continuing technological innovation to develop and maintain its competitive position. It is the Company's policy to require its employees, consultants and advisors to execute appropriate confidentiality and assignment-of-inventions agreements in connection with their employment, consulting or advisory relationships with the Company. These agreements provide that all confidential information developed or made known to the individual during the course of the individual's relationship with the Company is to be kept confidential and not disclosed to third parties except in specific circumstances, and in the case of employees, provide that all inventions conceived by the individual during such employment shall be the exclusive property of the Company. There can be no assurance, however, that these agreements will not be breached or that the Company will have adequate remedies for any breach. Furthermore, no assurance can be given that competitors will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's proprietary technology, or that the Company can meaningfully protect its rights in unpatented proprietary technology.

MANUFACTURING

     Pharmacyclics currently uses selected third-party manufacturers for producing various components of the products being developed by the Company. Except for the components covered in the agreements with HCC and Glaxo described above, manufacturers supplying the Company do not currently have the ability to provide commercial quantities for the Company's intended products. Prior to any regulatory approval of the Company's other products, the Company intends to negotiate supply agreements with additional manufacturers who will have the ability to manufacture, fill, label and package such additional necessary materials prior to commercial introduction of its products. There can be no assurance that the Company will be able to enter into supply agreements other than the HCC and Glaxo agreements on commercially acceptable terms or with manufacturers who will be able to deliver supplies in appropriate quantity and quality to meet commercial demand. Any interruption of supply could have a material adverse effect on the Company's ability to manufacture its products and thus on the ability to commercialize products. See Risk Factors -- Reliance on Third Party Relationships; Limited Manufacturing and Marketing Experience.

     The Company is currently purchasing light delivery devices from Coherent and Quantum. In addition, the Company may seek other suppliers of light delivery devices, although there can be no assurance that any agreements will be reached with such suppliers on terms commercially reasonable to the Company, if at all. There also can be no assurance that these devices will be available for commercial use or that regulatory approval for such devices will be obtained.

COMPETITION

     The development of therapeutic and diagnostic agents for human diseases is intensely competitive. Many different approaches are being developed or have already been adopted into routine use for the management of diseases targeted by the Company.

     While there are currently no FDA approved radiation sensitizers or chemosensitizers, the Company expects significant competition in these fields, as the Company believes that one or more companies may be developing and testing products which compete directly with the products being developed by the Company. There can be no assurance that these companies will not succeed in developing technologies and products that are more effective than Gd-Tex or that would render the Company's products or technologies obsolete. Certain chemotherapy agents also are used as radiation sensitizers.

     Photofrin(R), a photosensitizer developed by QLT Phototherapeutics Inc. ("QLT"), has been approved by the FDA for treatment of obstructing cancer of the esophagus. Photofrin also has received marketing approval in other countries for various disease indications. The Company believes that the major competitive features for photosensitizers will include their safety, efficacy, cost and convenience. The Company is aware of several other photosensitizers in various stages of development for a number of indications. In addition to QLT, other companies developing products in this area include Dusa Pharmaceuticals, Inc., Nippon Petrochemical, and PDT, Inc. Some companies developing photodynamic therapy products are developing specialized light delivery devices for such products, which when integrated with their product offering may afford them a competitive advantage relative to the Company's strategy of sourcing such devices from third parties.

     The Company expects competition in the development of improved oral MRI contrast agents to increase substantially. Current FDA approved and commercially available intravenous MRI contrast agents include Magnevist(R), Omniscan(R) and Prohance(R) which are marketed by Schering AG, Nycomed and Bracco-Squibb Diagnostics, Inc. ("Bracco"), respectively. Gastromark(TM), an oral contrast agent based on iron particles developed by Advanced Magnetics and licensed to Mallinckrodt, has been approved for sale by the FDA. In addition, there are several oral MRI contrast agents in various phases of human testing in the U.S. Two other agents have recently received an "approvable" letter from the FDA. Although the Company believes that GADOLITE may offer advantages over competing oral MRI contrast agents, there can be no assurance that there will be greater acceptance of GADOLITE over other agents. In addition, to the extent that other diagnostic modalities such as CT and X-ray may be perceived as providing greater value than MRI, any corresponding decrease in the use of MRI would have an adverse effect on the demand for GADOLITE.

     Competition in the industry from pharmaceutical companies, universities, governmental entities and others diversifying into the field is intense and is expected to increase. Many of these entities have significantly greater research and development capabilities than the Company, as well as substantial marketing, manufacturing, financial and managerial resources, and represent significant competition for the Company. Acquisitions of, or investments in, competing pharmaceutical companies by large collaborating partners could increase such competitors' financial, marketing, manufacturing and other resources. There can be no assurance that developments by others will not render the Company's products or technologies noncompetitive or obsolete, or that the Company will be able to keep pace with technological developments or other market factors. Competitors may be developing products that have an entirely different approach or means of accomplishing similar diagnostic, imaging and/or therapeutic effects than products being developed by the Company. These competing products may be safer, more effective and less costly than the products developed by the Company and, therefore, may represent a serious competitive threat to the Company's product offerings.

GOVERNMENT REGULATION

  FDA Regulation and Product Approval

     The FDA and comparable regulatory agencies in state and local jurisdictions and in foreign countries impose substantial requirements upon the manufacturing and marketing of pharmaceutical products. These national agencies and other federal, state and local entities regulate, among other things, research and development activities and the testing, manufacture, quality control, safety, effectiveness, labeling, storage, record keeping, approval, advertising and promotion of the Company's products.

     The process required by the FDA before the Company's products may be marketed in the U.S. generally involves the following: (i) preclinical laboratory and animal tests; (ii) submission of an IND application which must become effective before clinical trials may begin; (iii) adequate and well-controlled human clinical trials to establish the safety and efficacy of the proposed pharmaceutical in its intended indication; and (iv) FDA approval of an NDA. If the pharmaceutical or compound utilized in the product has been previously approved for use in another dosage form, then the approval process is similar, except that certain preclinical toxicity tests normally required for the IND may be avoidable. The testing and approval process requires substantial time, effort, and financial resources and there can be no assurance that any approval will be granted on a timely basis, if at all.

     Preclinical tests include laboratory evaluation of the product, its chemistry, formulation and stability, as well as animal studies to assess the potential safety and efficacy of the product. The results of the preclinical tests, together with manufacturing information and analytical data, are submitted to the FDA as part of an IND, which must become effective before human clinical trials may be commenced. The IND will automatically become effective 30 days after receipt by the FDA, unless the FDA before that time raises concerns or questions about the conduct of the trials as outlined in the IND. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before clinical trials can proceed. There can be no assurance that submission of an IND will result in FDA authorization to commence clinical trials. Further, each clinical study must be reviewed and approved by an independent Institutional Review Board.

     Human clinical trials are typically conducted in three sequential phases which may overlap. Phase I involves the initial introduction of the pharmaceutical into healthy human subjects or patients where the product is tested for safety, dosage tolerance, absorption, metabolism, distribution and excretion. Phase II involves studies in a limited patient population to (i) identify possible adverse effects and safety risks, (ii) determine the efficacy of the product for specific, targeted indications, and (iii) determine dosage tolerance and optimal dosage. When Phase II evaluations demonstrate that the product is effective and has an acceptable safety profile, Phase III trials are undertaken to further evaluate dosage, clinical efficacy and to further test for safety in an expanded patient population at geographically dispersed clinical study sites. The regulatory authority or the sponsor may suspend clinical trials at any point in this process if either entity concludes that clinical subjects are being exposed to an unacceptable health risk or for other reasons.

     In the case of products for severe or life-threatening diseases, such as cancer, the initial human testing is sometimes done in patients rather than in healthy volunteers. Since these patients are already afflicted with the target disease, it is possible that such studies may provide evidence of efficacy traditionally obtained in Phase II trials. These trials are frequently referred to as "Phase I/II" trials. There can be no assurance that Phase I, Phase II or Phase III testing will be completed successfully within any specific time period, if at all, with respect to any of the Company's product candidates. Furthermore, the FDA may suspend clinical trials at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk.

     The results of product development, preclinical studies and clinical studies are submitted to the FDA as part of an NDA for approval of the marketing and commercial shipment of the product. The FDA may deny an NDA if applicable regulatory criteria are not satisfied, or may require additional clinical data. Even if such data is submitted, the FDA may ultimately decide that the NDA does not satisfy the criteria for approval. Once issued, a product approval may be withdrawn if compliance with regulatory standards is not maintained or if problems occur after the product reaches the market. In addition, the FDA may require testing and surveillance programs to monitor the effect of approved products which have been commercialized, and it has the power to prevent or limit further marketing of a product based on the results of these post-marketing programs.

     Additionally, in March 1996, the FDA announced a new policy intended to accelerate the approval process for cancer therapies. Previously, cancer therapies have been approved primarily on the basis of data regarding patient survival rates and/or improved quality of life. Evidence of partial tumor shrinkage, while often part of the data relied on for approval, was considered insufficient by itself to warrant approval of a cancer therapy, except in limited situations. Under the FDA's new policy, which became effective immediately, the FDA has broadened the circumstances in which evidence of partial tumor shrinkage is considered sufficient for approval. This policy is intended to make it easier to study cancer therapies and shorten the total time for marketing approvals; however, it is too early to tell what effect this policy may actually have on product approvals.

     In addition to the drug approval requirements applicable to the Company's Lu-Tex product for photosensitization of certain cancers, the Company will also need to obtain the approval of the FDA for the laser and associated light delivery devices used in such treatments. Such device approval requires additional submissions both by the Company and by the manufacturers of such devices and must include clinical data obtained from the use of such devices with Lu-Tex for photodynamic therapy, and may result in additional delays or difficulties in obtaining approval for the use of the Lu-Tex as a photosensitizer. Such light delivery device manufacturers currently are under no obligation to the Company to file or pursue such applications.

     Satisfaction of these FDA requirements, or similar requirements by foreign regulatory agencies, typically takes several years and the time needed to satisfy them may vary substantially, based upon the type, complexity and novelty of the pharmaceutical product. The effect of government regulation may be to delay or to prevent marketing of potential products for a considerable period of time and to impose costly procedures upon the Company's activities. There can be no assurance that the FDA or any other regulatory agency will grant approval for any products being developed by the Company on a timely basis, if at all. Success in preclinical or early stage clinical trials does not assure success in later stage clinical trials. Data obtained from preclinical and clinical activities are susceptible to varying interpretations which could delay, limit or prevent regulatory approval. If regulatory approval of a product is granted, such approval may impose limitations on the indicated uses for which a product may be marketed. Further, even if regulatory approval is obtained, later discovery of previously unknown problems with a product may result in restrictions on the product, including withdrawal of the product from the market. Delay in obtaining or failure to obtain regulatory approvals would have a material adverse effect on the Company's business. Marketing the Company's products abroad will require similar regulatory approvals and is subject to similar risks. In addition, the Company is unable to predict the extent of adverse government regulations that might arise from future U.S. or foreign governmental action.

     Any products manufactured or distributed by the Company pursuant to FDA clearances or approvals are subject to pervasive and continuing regulation by the FDA, including record-keeping requirements and reporting of adverse experiences with the drug. Drug manufacturers and their subcontractors are required to register their establishments with the FDA and certain state agencies, and are subject to periodic inspections by the FDA and certain state agencies for compliance with GMP, which regulations impose certain procedural and documentation requirements upon the Company and its third party manufacturers.

     Drug labeling and promotion activities are subject to scrutiny by the FDA and, in certain instances, the Federal Trade Commission. The FDA actively enforces regulations prohibiting marketing of products for unapproved uses. The Company and its products are also subject to a variety of state laws and regulations in those states or localities where its products are or will be marketed. Any applicable state or local regulations may hinder the Company's ability to market its products in those states or localities. The Company is also subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control, and disposal of hazardous or potentially hazardous substances. There can be no assurance that the Company will not be required to incur significant costs to comply with such laws and regulations now or in the future.

     The FDA's policies may change and additional government regulations may be promulgated which could prevent or delay regulatory approval of the Company's potential products. Moreover, increased attention to the containment of health care costs in the U.S. and in foreign markets could result in new government regulations which could have a material adverse effect on the Company's business. The Company is unable to predict the likelihood of adverse governmental regulation which might arise from future legislative or administrative action, either in the U.S. or abroad.

  International Regulation

     In order for the Company to market its products abroad, the Company must obtain required regulatory approvals and clearances and otherwise comply with extensive regulations regarding safety and manufacturing processes and quality. These regulations, including the requirements for approvals or clearance to market and the time required for regulatory review, vary from country to country. There can be no assurance that the Company will obtain regulatory approvals in such countries or that it will not be required to incur significant costs in obtaining or maintaining its foreign regulatory approvals. Delays in receipt of approvals to market the Company's products, failure to receive these approvals or future loss of previously received approvals could have a material adverse effect on the Company's business, financial condition, and results of operations. The time required to obtain approval for sale in foreign countries may be longer or shorter than that required for FDA approval, and the requirements may differ.

     The European Community has promulgated rules that require that medical device products receive by mid-1998 the right to affix the CE mark, an international symbol of adherence to quality assurance standards and compliance with applicable European medical device directives. In order to market a laser or other light delivery device for the Company's Lu-Tex product in Europe, such CE mark will be required to be obtained, and there can be no assurance that the Company or its light device suppliers will be successful in meeting such certification requirements.

  Third Party Reimbursement and Health Care Reform

     The commercial success of the Company's products under development will be substantially dependent upon the availability of government or private third-party reimbursement for the use of such products. There can be no assurance that Medicare, Medicaid, HMOs and other third-party payors will authorize or otherwise budget such reimbursement. Such governmental and third party payors are increasingly challenging the prices charged for medical products and services. If the Company succeeds in bringing one or more products to market, there can be no assurance that such products will be viewed as cost-effective or that reimbursement will be available to consumers or will be sufficient to allow the Company's products to be marketed on a competitive basis. Furthermore, federal and state regulations govern or influence the reimbursement to health care providers of fees and capital equipment costs in connection with medical treatment of certain patients. In response to concerns about the rising costs of advanced medical technologies, the current administration of the federal government has publicly stated its desire to reform health care, including the possibility of price controls and revised reimbursement policies. There can be no assurance that actions taken by the administration, if any, with regard to health care reform will not have a material adverse effect on the Company. If any actions are taken by the administration, such actions could adversely affect the prospects for future sales of the Company's products. Further, to the extent that these or other proposals or reforms have a material adverse effect on the Company's ability to secure funding for its development or on the business, financial condition and profitability of other companies that are prospective collaborators for certain of the Company's product candidates, the Company's ability to develop or commercialize its product candidates may be adversely affected.

     Given recent government initiatives directed at lowering the total cost of health care throughout the U.S., it is likely that the U.S. Congress and state legislatures will continue to focus on health care reform and the cost of prescription pharmaceuticals and on the reform of the Medicare and Medicaid systems. Pharmacyclics cannot predict the likelihood of passage of federal and state legislation related to health care reform or lowering pharmaceutical costs. In certain foreign markets pricing of prescription pharmaceuticals is already subject to government control. Continued significant changes in the nation's health care system could have a material adverse effect on the Company's business.

  Environmental Regulation

     In connection with its research and development activities and its manufacturing materials and products, the Company is subject to federal, state and local laws, rules, regulations and policies governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of certain materials, biological specimens, and wastes. Although the Company believes that it has complied with these laws, regulations and policies in all material respects and has not been required to take any significant action to correct any noncompliance, there can be no assurance that the Company will not be required to incur significant costs to comply with environmental and health and safety regulations in the future. The Company's research and development involves the controlled use of hazardous materials, including but not limited to certain hazardous chemicals and radioactive materials. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company.

EMPLOYEES

     As of December 31, 1996, the Company had 44 employees, three of whom are part-time. Thirty-five of its employees are dedicated to research, development, manufacturing, quality assurance and quality control, regulatory affairs, or preclinical and clinical testing. Fourteen of the Company's employees have an M.D. or Ph.D. degree.

                              SELLING STOCKHOLDERS

     The following table sets forth certain information, as of the date hereof, with respect to the number of shares of Common Stock owned by each of the Selling Stockholders and as adjusted to give effect to the sale of the Shares offered hereby. The Shares are being registered to permit public secondary trading of the Shares, and the Selling Stockholders may offer the Shares for resale from time to time. See "Plan of Distribution".

     The Shares being offered by the Selling Stockholders were acquired from the Company under separate private placement transactions pursuant to Common Stock Purchase Agreements dated November 11, 1996 and February 21, 1997, (collectively, the "Agreements"), at purchase prices ranging from $14.00 to $19.05 per share. The Common Stock was placed directly by the Company without the use of a placement agent and was issued pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof. See "Recent Developments -- Private Placement." Except as indicated, none of the Selling Stockholders has had a material relationship with the Company within the past three years other than as a result of the ownership of the Shares or other securities of the Company.

     Each Selling Stockholder that purchased Shares pursuant to the Agreements represented to the Company that it was acquiring the Shares for investment and with no present intention of distributing the Shares. In lieu of granting the Selling Stockholders demand registration rights, the Company has filed with the Commission, under the Securities Act, a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to the resale of the Shares from time to time on the Nasdaq National Market or in privately-negotiated transactions and has agreed to use its best efforts to keep such Registration Statement effective until the earlier of (i) the third anniversary of the closing of the Agreements, (ii) such date as all of the Shares have been resold, or (iii) such time as all of the Shares held by the Selling Stockholders can be sold within a given three-month period without compliance with the registration requirement of the Securities Act pursuant to Rule 144.

     The Shares offered by this Prospectus may be offered from time to time by the Selling Stockholders named below:

                                           NUMBER OF SHARES
                                                OWNED                               OWNERSHIP
                                         PRIOR TO OFFERING(1)     NUMBER OF     AFTER OFFERING(1)
                                         --------------------      SHARES       ------------------
           NAME AND ADDRESS OF           NUMBER OF                  BEING       NUMBER OF
           SELLING STOCKHOLDERS           SHARES      PERCENT      OFFERED       SHARES    PERCENT
    ----------------------------------   ---------    -------    -----------    ---------  -------
    SMALLCAP World Fund, Inc..........     580,000      5.78%        580,000            0       0%
    Four Embarcadero Center
    Suite 1800
    San Francisco, CA 94111
    Quantum Industrial Partners
      LDC(2)..........................     600,000      5.98%        600,000            0       0%
    Kaya Flamboyan 9
    Willemstad
    Curacao, Netherlands Antilles
    Amerindo Investment Advisors......     209,974      2.09%        209,974            0       0%
    399 Park Avenue
    New York, NY 10022
    Kiley Revocable Trust(3)..........     162,075      1.51%         10,499**    151,576    1.51%
    986 Baileyana Road
    Hillsborough, CA 94010
    Joseph S. Lacob(4)................   1,075,521     10.67%         41,995**  1,033,526   10.25%
    c/o Kleiner Perkins Caufield &
      Byers
    2750 Sand Hill Road
    Menlo Park, CA 94025
                                                                      ------
              Total...................                             1,442,468
                                                                      ======

---------------

 *  Less than 1%.

** Shares represented hereby may not be sold prior to August 22, 1997.

(1) Percentage of beneficial ownership is calculated assuming 10,030,426 shares of Common Stock were outstanding as of February 28, 1997. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of February 28, 1997, are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned.

(2) Excludes 24,500 shares held by Quasar International Partners C.V. Soros Fund Management LLC may be deemed the beneficial owner of the shares held by each of Quantum Industrial Partners LDC and Quasar International Partners C.V.

(3) Includes 142,075 shares held in the Kiley Revocable Trust, Thomas D. Kiley, TEE, Nancy L. Kiley, TEE. Also includes options exercisable for 20,000 shares within 60 days of February 28, 1997. Mr. Kiley has served as a member of the Company's Board of Directors since June 1991.

(4) Includes options exercisable for 20,000 shares. Also includes 968,520 shares (including warrants for 28,839 shares) held by persons and entities affiliated with Kleiner Perkins Caufield and Byers ("Kleiner Perkins"). Mr. Lacob is a General partner of Kleiner Perkins. Mr. Lacob disclaims beneficial ownership of the shares held by Kleiner Perkins and its affiliated entities except to the extent of his individual share ownership and his pecuniary interest arising from his general partnership interest in Kleiner Perkins. Mr. Lacob has served as a member of the Company's Board of Directors since June 1991.

                              PLAN OF DISTRIBUTION

     The Company will receive no proceeds from this offering. The Shares offered hereby may be sold by the Selling Stockholders from time to time in transactions in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Common Stock of the Company for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of shares of the Company's Common Stock by the Selling Stockholder.

     The Shares were originally issued to the Selling Stockholders pursuant to an exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof. The Company agreed to register the Shares under the Securities Act and to indemnify and hold the Selling Stockholders harmless against certain liabilities under the Securities Act that could arise in connection with the sale by the Selling Stockholders of the Shares. The Company has agreed to pay all reasonable fees and expenses incident to the filing of this Registration Statement.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 24,000,000 shares of Common Stock, $0.0001 par value and 1,000,000 shares of Preferred Stock, $0.0001 par value.

COMMON STOCK

     As of February 28, 1997 there were approximately 10,030,426 shares of Common Stock outstanding held of record by approximately 1,078 stockholders. All outstanding shares of Common Stock are fully paid and non-assessable.

PREFERRED STOCK

     The Board of Directors is authorized to issue Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without any further vote or action by the stockholders. The issuance of Preferred Stock with certain voting or conversion rights may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock, including the loss of voting control to others. At present, the Company has no plans to issue any shares of Preferred Stock.

OPTIONS AND WARRANTS

     As of February 28, 1997, options to purchase 1,148,500 shares of Common Stock, at a weighted average exercise price of $10.41 per share, were outstanding, of which 860,600 are vested. The Company also had outstanding warrants to purchase 197,540 shares of Common Stock, at a weighted average exercise price of $7.10 per share. Such warrants expire on various dates, the latest of which is five years from October 25, 1995, the effective date of the Company's initial public offering. The holders of such warrants are entitled to certain registration rights with respect to the Common Stock issued upon exercise thereof. See "Description of Capital Stock -- Registration Rights."

ANTITAKEOVER PROVISIONS OF DELAWARE LAW

     The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203") which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any "business combination" with any "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Under
Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors and which transaction is approved or not opposed by a majority of the board of directors then in office.

     Section 203 generally defines a business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation to the interested stockholder; (iii) subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
(iv) any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

     The provisions of Section 203, together with the ability of the Company's Board of Directors to issue Preferred Stock without further stockholder actions, could delay or frustrate the removal of incumbent directors or a change in control of the Company. The provisions also could discourage, impede or prevent a merger, tender offer or proxy contest, even if such event would be favorable to the interests of stockholders. The Company's stockholders, by adopting an amendment to the Company's Amended and Restated Certificate of Incorporation or Restated Bylaws, may elect not to be governed by Section 203 effective 12 months after such adoption. Neither the Company's Amended and Restated Certificate of Incorporation nor Restated Bylaws currently exclude the Company from the restrictions imposed by Section 203.

REGISTRATION RIGHTS

     Pursuant to an Amended and Restated Investors' Rights Agreement, dated July 31, 1995, among the Company and certain stockholders of the Company ("Investors' Rights Agreement"), the holders of 3,676,583 shares of Common Stock (including shares issuable upon the exercise of the Company's outstanding warrants) (the "Registrable Securities") will be entitled to, subject to specific limitations, certain rights with respect to the registration of the Registrable Securities under the Securities Act. Under the Investors' Rights Agreement, if the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders exercising registration rights, such holders may be entitled to notice of such registration and to include their shares of Common Stock in such registration. These rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares included in such registration. The stockholders benefiting from these rights may require the Company, on not more than two occasions, to file a registration statement under the Act at the Company's expense with respect to their shares of Common Stock, and the Company is required to use its best efforts to effect such registration subject to certain conditions. Further, certain of such holders may require the Company to file additional registration statements on Form S-3, subject to certain conditions.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is The First National Bank of Boston.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Brobeck, Phleger & Harrison LLP, Palo Alto, California.

                                    EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended June 30, 1996, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

======================================================

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS OR BY ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY A SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................     2
Incorporation of Certain Documents by
  Reference...........................     2
Prospectus Summary....................     3
Risk Factors..........................     5
Business..............................    12
Selling Stockholders..................    28
Plan of Distribution..................    29
Description of Capital Stock..........    30
Legal Matters.........................    31
Experts...............................    32

======================================================
======================================================

                                1,442,468 SHARES

                              PHARMACYCLICS, INC.

                                  COMMON STOCK

                             ---------------------
                                   PROSPECTUS
                             ---------------------
                                 March   , 1997

======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses payable by the Company in connection with the sale of Common Stock being registered. All of the amounts shown are estimates except the registration fee.

                                                                             AMOUNT
                                                                               TO
                                                                             BE PAID
                                                                             -------
        SEC Registration fee...............................................  $ 8,333
        Accounting fees and expenses.......................................    3,000
        Legal fees and expenses............................................   20,000
        Printing and engraving expenses....................................   15,000
        Transfer Agent and registrar fees..................................    5,000
        Miscellaneous......................................................    3,667
                                                                             -------
        Total..............................................................  $55,000
                                                                             =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law, as amended (the "DGCL"), provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or
(iv) for any transaction from which the director derived an improper personal benefit.

     The Registrant's Amended and Restated Certificate of Incorporation provides that the Registrant's directors shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liabilities is not permitted under the DGCL as in effect at the time such liability is determined. The Registrant has entered into indemnification agreements with all of its officers and directors, as permitted by the DGCL. Reference is also made to Section 6 of the Underwriting Agreement contained in Exhibit 1.1 hereto, indemnifying officers and directors of the Registrant against certain liabilities.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) EXHIBITS

EXHIBIT NUMBER                                EXHIBIT TABLE
--------------   -----------------------------------------------------------------------
      5.1        Opinion of Brobeck, Phleger & Harrison LLP
     10.1        Common Stock Purchase Agreement dated November 11, 1996, by and among
                 Registrant and the persons listed on Schedule I thereto.
     10.2        Common Stock Purchase Agreement, dated February 21, 1997, by and among
                 Registrant and the persons listed on Schedule I thereto.
     23.1        Consent of Price Waterhouse LLP, independent accountants
     23.2        Consent of Brobeck, Phleger & Harrison LLP (included in the opinion filed as Exhibit 5.1)
     24.1        Power of Attorney (see Page II-4)

     (b) FINANCIAL STATEMENT SCHEDULES

     None.

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described in Item 15, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(b) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California on this 4th day of March, 1997.

                                          PHARMACYCLICS, INC.

                                          By:     /s/  RICHARD A. MILLER

                                            ------------------------------------
                                                  Richard A. Miller, M.D.
                                               President and Chief Executive
                                                           Officer
                                               (Principal Executive Officer)

                               POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

     That the undersigned officers and directors of Pharmacyclics, a Delaware corporation, do hereby constitute and appoint jointly and severally, Richard A. Miller, M.D. and Marc L. Steuer, and each of them, the lawful attorneys and agents, with power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents or any of them shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

     IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

            SIGNATURE                                 TITLE                           DATE
---------------------------------  -------------------------------------------  ----------------

      /s/ RICHARD A. MILLER        President and Chief Executive Officer and    March 4, 1997
---------------------------------  Director (Principal Executive Officer)
        Richard A. Miller

       /s/ MARC L. STEUER          Vice President, Business Development and     March 4, 1997
---------------------------------  Chief Financial Officer (Principal
         Marc L. Steuer            Financial Officer)
     /s/ CHERYL B. JASZEWSKI       Vice President, Finance and Administration   March 4, 1997
---------------------------------  (Principal Accounting Officer)
       Cheryl B. Jaszewski

       /s/ THOMAS D. KILEY         Director                                     March 4, 1997
---------------------------------
         Thomas D. Kiley

            SIGNATURE                                 TITLE                           DATE
---------------------------------  -------------------------------------------  ----------------

       /s/ JOSEPH S. LACOB         Director                                     March 4, 1997
---------------------------------
         Joseph S. Lacob

    /s/ PATRICK F. LATTERELL       Director                                     March 4, 1997
---------------------------------
      Patrick F. Latterell

       /s/ JOSEPH SCODARI          Director                                     March 4, 1997
---------------------------------
         Joseph Scodari

       /s/ CRAIG C. TAYLOR         Director                                     March 4, 1997
---------------------------------
         Craig C. Taylor

                              PHARMACYCLICS, INC.

                               INDEX TO EXHIBITS

                                                                                      SEQUENTIALLY
                                                                                        NUMBERED
EXHIBIT                                  DESCRIPTION                                      PAGE
-------   --------------------------------------------------------------------------  ------------
   5.1    Opinion of Brobeck, Phleger & Harrison LLP................................
  10.1    Common Stock Purchase Agreement, dated November 11, 1996, by and among
          Registrant and the persons listed on Schedule I thereto.
  10.2    Common Stock Purchase Agreement, dated February 21, 1997, by and among
          Registrant and the persons listed on Schedule I thereto.
  23.1    Consent of Price Waterhouse LLP, independent accountants..................
  23.2    Consent of Brobeck, Phleger & Harrison LLP (included in the opinion file as Exhibit 5.1)...........................................................
  24.1    Power of Attorney (see Page II-4).........................................